Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 9, 2002, except for Note 13, for which the date is May 8, 2003, except for Note 2.n., for which the date is November 3, 2003, and except for Note 19, for which the date is December 11, 2003, with respect to the combined and consolidated financial statements and schedule of Compass Minerals International, Inc. (formerly Salt Holdings Corporation) as of December 31, 2001 and for the two years in the period ended December 31, 2001, both included in the Registration Statement on Form S-1, Amendment No. 3 (No. 333-110250), which is incorporated by reference in this Registration Statement of Compass Minerals International, Inc. (formerly Salt Holdings Corporation) filed pursuant to Rule 462(b) under the Securities Act of 1933.

/s/    Ernst & Young LLP

Kansas City, Missouri

December 11, 2003